As filed with the Securities and Exchange Commission on July 1, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
TIMBER PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	59-3843182 (I.R.S. Employer Identification No.)
110 Allen Road, Suite 401
Basking Ridge, New Jersey 07920
Telephone: 908-636-7160
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
John Koconis
Chief Executive Officer & Chairman
Timber Pharmaceuticals, Inc.
110 Allen Road, Suite 401
Basking Ridge, New Jersey 07920
Telephone: 908-636-7160
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Please send copies of all communications to:
Alan Wovsaniker, Esq.	Robert F. Charron, Esq.
Lowenstein Sandler LLP One Lowenstein Drive Roseland, NJ 07068 Telephone: (973) 597-2564	Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: (212) 370-1300
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JULY 1, 2022
PRELIMINARY PROSPECTUS
Up to      Shares of Common Stock
Pre-Funded Warrants to Purchase up to      Shares of Common Stock
Common Warrants to Purchase up to      Shares of Common Stock
Shares of Common Stock underlying the Pre-Funded Warrants and Common Warrants
We are offering     shares of common stock, together with common warrants to purchase     shares of common stock at an assumed combined public offering price of $     per share and common warrant, which is equal to the last reported sale price per share of our common stock on The NYSE American, LLC, or the NYSE American, on            , 2022 (and the shares issuable from time to time upon exercise of the common warrants) pursuant to this prospectus. The shares of common stock and common warrant will be separately issued, but the shares of common stock and common warrants will be issued to purchasers in the ratio of one-to- one. Each common warrant will have an exercise price of $      per share, will be exercisable upon issuance and will expire five years from the date of issuance.
We are also offering     pre-funded warrants to those purchasers, whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock following the consummation of this offering in lieu of the shares of our common stock that would result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%). Each pre-funded warrant will be exercisable for one share of common stock at an exercise price of $0.00001 per share. Each pre-funded warrant is being issued together with the same common warrant described above being issued with each share common stock. The assumed combined public offering price for each such pre-funded warrant, together with the common warrant, is $    which is equal to the last reported sale price of our common stock on the NYSE American on            , 2022 less the $0.0001 per share exercise price of each such pre-funded warrant. Each pre-funded warrant will be exercisable upon issuance and will expire when exercised in full. The pre-funded warrants and common warrants are immediately separable and will be issued separately in this offering.
There is no established public trading market for the pre-funded warrants or common warrants, and we do not expect a market to develop. We do not intend to apply for listing of the pre-funded warrants or common warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants and common warrants will be limited.
We have engaged H.C. Wainwright & Co., LLC, or the placement agent, to act as our exclusive placement agent in connection with this offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay to the placement agent the placement agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum offering requirement. We will bear all costs associated with the offering. See “Plan of Distribution” on page 23 of this prospectus for more information regarding these arrangements.
Our common stock is listed on the NYSE American under the symbol “TMBR.” On            , 2022, the last reported sale price of our common stock on the NYSE American was $     per share. All share, common warrant, and pre-funded warrant numbers are based on an assumed combined public offering price of $     per share or pre-funded warrant, as applicable, and common warrant.
The actual combined public offering price per share and common warrant and the actual combined public offering price per pre-funded warrant and common warrant will be determined between us and investors based on market conditions at the time of pricing, and may be at a discount to the current market price of our common stock.
You should read this prospectus, together with additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.
Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 8 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.
	Per Share and Accompanying Common Warrant	Per Pre-Funded Warrant and Accompanying Common Warrant	Total
Public offering price	$	$	$
Placement agent fees(1)	$	$	$
Proceeds to us, before expenses(2)	$	$	$

(1)
We have agreed to reimburse the placement agent for certain of its offering-related expenses. See “Plan of Distribution” for additional information and a description of the compensation payable to the placement agent.

(2)
We estimate the total expenses of this offering payable by us, excluding the placement agent fee, will be approximately $    .

The delivery of the shares of common stock and any pre-funded warrants and common warrants to purchasers is expected to be made on or about      , 2022.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
H.C. Wainwright & Co.
The date of this prospectus is      , 2022.

ABOUT THIS PROSPECTUS
We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Information Incorporated by Reference,” before deciding to invest in our securities.
We have not, and the placement agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.
The information incorporated by reference or provided in this prospectus contains statistical data and estimates, including those relating to market size and competitive position of the markets in which we participate, that we obtained from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source.
For investors outside the United States: We have not, and the placement agent has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.
This prospectus and the information incorporated by reference into this prospectus contain references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus and the information incorporated by reference into this prospectus, including logos, artwork, and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

i

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements contained in this prospectus other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, liquidity, future revenue, projected expenses, results of operations, expectations concerning the timing and our ability to commence and subsequently report data from planned non-clinical studies and clinical trials, prospects, plans and objectives of management are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” “opportunity,” “goals,” or “should,” and similar expressions are intended to identify forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors.
We based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in “Risk Factors” in this prospectus, and under a similar heading in any other annual, periodic or current report incorporated by reference into this prospectus or that we may file with the SEC in the future. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge quickly and from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus, may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement.
You should also read carefully the factors described in the “Risk Factors” section of this prospectus, and under a similar heading in any other annual, periodic or current report incorporated by reference into this prospectus, to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. You are advised to consult any further disclosures we make on related subjects in our future public filings.

ii

PROSPECTUS SUMMARY
This summary highlights information about our company, this offering and information contained in greater detail in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the SEC listed in the section entitled “Information Incorporated by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference into this prospectus in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities in this offering.
Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Timber Pharmaceuticals” “the Company,” “we,” “us” and “our” refer to Timber Pharmaceuticals, Inc. and our consolidated subsidiaries.
Overview
Timber Pharmaceuticals, Inc. (“Timber”, the “Company”, “we”, “us”) is a clinical-stage biopharmaceutical company focused on the development and commercialization of treatments for orphan dermatologic diseases. Our investigational therapies have proven mechanisms-of-action backed by decades of clinical experience and well-established CMC (chemistry, manufacturing and control) and safety profiles. We are initially focused on developing non-systemic treatments for rare dermatologic diseases including congenital ichthyosis (“CI”), facial angiofibromas (“FAs”) in tuberous sclerosis complex (“TSC”), and other sclerotic skin diseases. Our mid to late-stage programs are TMB-001 and TMB-002. TMB-003 is our earliest stage program.
For additional information regarding our business, see the section entitled “Business” included in our Annual Report on Form 10-K for the year ended December 31, 2021, as well as the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, each of which is incorporated by reference into this prospectus.
TMB-001
TMB-001, a patented topical formulation of isotretinoin using our patented IPEG™ delivery system, completed its Phase 2b clinical trial (the CONTROL study) in the fourth quarter of 2021, for the treatment of moderate to severe subtypes of CI, a group of rare genetic keratinization disorders that lead to dry, thickened, and scaling skin. This study demonstrated what we believe to be a clinically meaningful reduction in targeted and overall severity of CI along with a favorable safety profile. A prior Phase 1/2 study involving 19 patients with CI demonstrated safety and a signal of preliminary efficacy of TMB-001, as well as minimal systemic absorption. The U.S. Food and Drug Administration (“FDA”) (through its Orphan Products Grant program) awarded us a $1.5 million grant to support clinical trials evaluating TMB-001.
On October 7, 2021, we announced the completion of our Phase 2b trial in CI. The Phase 2b CONTROL study was a randomized, double-blind, vehicle-controlled study designed to assess the efficacy and safety of two concentrations of TMB-001 (0.05% and 0.1% isotretinoin) for the treatment of two distinct subtypes of moderate-to-severe CI (X-linked recessive and lamellar ichthyosis) in patients (n=33) three years old or older. Subjects applied TMB-001 twice daily for 12 weeks. The primary endpoint was the reduction of targeted ichthyosis severity, determined by a 50 percent or greater reduction in the validated Visual Index for Ichthyosis Severity (“VIIS”) scaling score (or VIIS-50), a change we view as clinically meaningful. Secondary endpoints included reduction in overall ichthyosis severity, as measured by a two-point improvement using the (IGA) scale, also considered to be a clinically relevant improvement. The study was not designed or powered for statistical analysis of the endpoints and was intended to provide information for future development.

Top-line results including descriptive statistics are described below:
•
In the per protocol (the “PP”) population, 100 percent (nominal p= .04) and 40 percent (nominal p= ns) of patients treated with TMB-001 0.05% and 0.1%, respectively, achieved VIIS-50 compared to 40 percent in the vehicle group.

•
In the intent to treat (the “ITT”) population, 64 percent (nominal p= 0.17) and 40 percent (nominal p= ns) of patients treated with TMB-001 0.05% and 0.1%, respectively, achieved VIIS-50 compared to 33 percent in the vehicle group.

•
In the PP population, 100 percent (nominal p=.002) and 60 percent (nominal p=ns) of patients treated with TMB-001 0.05% and 0.1%, respectively, achieved a ≥2 point improvement in the IGA at week 12 compared to 10 percent in the vehicle group.

•
In the ITT population, 55 percent (nominal p=.02) and 40 percent (nominal p=ns) of patients treated with TMB-001 0.05% and 0.1%, respectively, achieved a ≥2 point improvement in the IGA at week 12 compared to 8 percent in the vehicle group.

•
TMB-001 was generally well tolerated with a similar incidence of adverse events (AEs) across treatment groups. The most frequent AEs were local adverse effects common for such topical treatments. There were no treatment-related serious adverse events (SAE).

On February 3, 2022, we announced the successful completion of an End-of-Phase 2 meeting with the FDA that resulted in a clear path to progress to a pivotal Phase 3 study for TMB-001. The clinical development program for TMB-001 includes a Phase 3 study with an efficacy arm and a maximum use pharmacokinetic arm as well as a smaller bridging study required to bridge to the oral reference product. Based on FDA feedback at the End-of-Phase 2 meeting, we intend to initiate a pivotal Phase 3 study of TMB-001 in the second quarter of 2022.
On March 25, 2022, we announced a late-breaking presentation of a sub-analysis of the Company’s Phase 2b CONTROL study that evaluated TMB-001 was made by a third party at the American Academy of Dermatology 2022 Annual Meeting. The sub-type analysis found that TMB-001 0.05% demonstrated a substantially greater proportion of patients achieving VIIS-50 and ≥2-grade IGA improvement compared with vehicle regardless of subtype. Among enrolled patients (TMB-001 0.05% [n=11], 0.1% [n=10], and vehicle [n=12]), 55% had autosomal recessive CI lamellar ichthyosis (ARCI-LI) and 45% X-linked recessive ichthyosis (XLRI) subtypes.
On April 7, 2022, we received a notice of allowance from the Korean Intellectual Property Office for a patent application covering TMB-001(Application Number: 10-2018-7014948). Additional patent applications are pending for TMB-001 in several other countries.
On April 28, 2022, we announced the FDA granted Fast Track designation to TMB-001 for the treatment of XLRI and ARCI-LI.
On May 31, 2022, we announced that the FDA granted Breakthrough Therapy designation to TMB-001 for the treatment of CI.
On June 23, 2022, we announced that the first four patients have bene enrolled in in the pivotal Phase 3 ASCEND clinical trial.
TMB-002
TMB-002, a proprietary topical formulation of rapamycin, is currently being evaluated in a Phase 2b clinical trial for the treatment of FAs in TSC, a multisystem genetic disorder resulting in the growth of hamartomas in multiple organs. TSC results from dysregulation in the mTOR pathway, and as a topical mTOR inhibitor, TMB-002, marketed under the brand name Pascomer, may address FAs in TSC without the level of systemic absorption of an oral agent.
As of April 30, 2021, all sites participating in a Phase 2b clinical trial evaluating TMB-002 were opened and were enrolling patients. Site activation and patient enrollment and data collection were impacted by the COVID-19 pandemic in the larger and longer TMB-002 study. Currently, we can confirm that recruitment has been finalized on the TMB-002 Phase 2b trial with a total of 114 consented (108 randomized) patients. We expect to receive top-line results from this trial in the third quarter of 2022.
On March 17, 2021, we announced that AFT Pharmaceuticals Limited (“AFT”), our development partner for TMB-002, entered into a license and supply agreement with Desitin Arzneimittel GmbH (“Desitin”) for Pascomer for the treatment of FAs associated with TSC in Europe. Pursuant to our licensing and development agreement, we are entitled to receive 50% of the economics (royalties and milestones) in any licensing transaction that AFT executes outside of North America, Australia, New Zealand, and Southeast Asia.
On April 4, 2022, Nobelpharma America LLC (“Nobelpharma”) announced that the FDA has approved HYFTOR™ (sirolimus topical gel) 0.2% as the first topical treatment indicated for FAs associated with TSC in adults and children six (6) years of age or older. The approval of this program in the United States and the protection granted under the Orphan Drug Act represent a major shift in the commercial opportunity and environment for TMB-002. As TMB-002 is intended for treatment of the same indication, we do not intend to proceed with a pivotal Phase 3 clinical trial of TMB-002 in FAs at this time. After we receive the results of the Phase 2b trial, we will evaluate our strategic options regarding the program including looking at potential opportunities for commercialization in North America, outside of the United States where treatment for FAs remain a high unmet need. Based on the existing agreement in place with our partner, AFT, we still can earn a significant share of the revenue outside of North America, Australia, New Zealand, and Southeast Asia if TMB-002 is approved for sale and sold in those regions.
TMB-003
The earliest stage product in our pipeline is TMB-003, a proprietary formulation of Sitaxsentan, a new chemical entity in the U.S., which is a selective endothelin-A receptor antagonist. It is currently in preclinical development as a locally applied formulation for the treatment of sclerotic skin diseases. The two disease areas under consideration include Lichen Sclerosis, a rare chronic disease of vulvae and perianal areas, and Localized Scleroderma, a chromic connective tissue disease that also affects other organ systems.
On January 12, 2021, we announced that the FDA has granted orphan drug designation for TMB-003, our locally delivered formulation of Sitaxsentan, for the treatment of Systemic Sclerosis. We are considering pursuing additional orphan drug designations in other indications in the future.
BPX-01 and BPX-04
In connection with the merger with BioPharmX Corporation on May 18, 2020, we acquired the BPX-01 and BPX-04 assets. BPX-01 is a Phase 3 ready topical minocycline for the treatment of inflammatory lesions of acne vulgaris. BPX-04 is a Phase 3 ready topical minocycline for the treatment of papulopustular rosacea. On September 15, 2020, we announced that we had received a notice of allowance from the U.S. Patent and Trademark Office (USPTO) for a Company patent application covering BPX-01 and BPX-04 (U.S. Patent Application No.: 16/514,459) and the application was subsequently issued on January 5, 2021, as US 10,881,672. We are seeking to monetize these assets through a license, co-development, or sale.
Corporate Information
We have a limited operating history as Timber Pharmaceuticals, LLC, a Delaware limited liability company, (“Timber Sub”) was formed on February 26, 2019. On May 18, 2020, Timber Sub completed its business combination with BioPharmX Corporation (“BioPharmX”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of January 28, 2020, as amended, by and among BioPharmX, Timber Sub, and BITI Merger, Inc., a Delaware corporation and wholly-owned subsidiary of BioPharmX (“Merger Sub”), pursuant to which Merger Sub merged with and into Timber Sub, with Timber Sub surviving as a wholly owned subsidiary of BioPharmX (the “Merger”). In connection with, and immediately prior to the completion of the Merger, we effected a reverse stock split of our common stock, at a ratio of 1-for-12. In connection with the Merger, we changed our name from “BioPharmX Corporation” to “Timber Pharmaceuticals, Inc.”, and the business conducted by us became the business conducted by Timber Sub.

Our principal offices are located at 110 Allen Road, Suite 401, Basking Ridge, NJ, and our telephone number is (908) 636-7160. Our website address is www.timberpharma.com. Our website and the information contained on, or that can be accessed through, our website shall not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our common stock.

THE OFFERING
Common Stock to be Offered
      shares based on the sale of our common stock at an assumed combined public offering price of $      per share of common stock and accompanying common warrant, which is the last reported sale price of our common stock on      , 2022, and no sale of any pre-funded warrants.
Pre-funded Warrants to be Offered
We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if such purchasers so choose, pre-funded warrants to purchase shares of common stock, in lieu of shares of common stock that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant will be exercisable for one share of our common stock. The purchase price of each pre-funded warrant and accompanying common warrant will equal the price at which the share of common stock and accompanying common warrant are being sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. The pre-funded warrants will be exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. Because we will issue a common warrant for each share of our common stock and for each pre-funded warrant to purchase one share of our common stock sold in this offering, the number of common warrants sold in this offering will not change as a result of a change in the mix of the shares of our common stock and pre-funded warrants sold.
Common Warrants to be
Offered
Common warrants to purchase an aggregate of      shares of our common stock, based on the sale of our common stock at an assumed combined public offering price of $      per share of common stock and accompanying common warrant, which is the last reported sale price of our common stock on      , 2022. Each share of our common stock and each pre-funded warrant to purchase one share of our common stock is being sold together with a common warrant to purchase one share of our common stock. Each common warrant will have an exercise price of $      per share (representing 100% of the price at which a share of common stock and accompanying common warrant are sold to the public in this offering), will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The shares of common stock and pre-funded warrants, and the accompanying common warrants, as the case may be, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the common warrants.
Common Stock to be Outstanding Immediately After this
Offering(1)
      shares, (assuming we sell only shares of common stock and no pre-funded warrants and assuming no exercise of the common warrants).
Use of Proceeds
We estimate that the net proceeds from this offering will be approximately $      million, based on an assumed combined public offering price of      per share of common stock (or pre-funded warrant) and accompanying common warrants which was the last reported sales price of our common stock on the NYSE American on      , 2022, and excluding the proceeds, if any, from the exercise of the common warrants in this offering.
We currently intend to use the net proceeds from this offering for research and development, including clinical trials, working capital and general corporate purposes. See “Use of Proceeds” for additional information.
Risk Factors
An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus and the other information included and incorporated by reference in this prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in our securities.
National Securities Exchange Listing
Our common stock is listed on the NYSE American under the symbol “TMBR.” There is no established public trading market for the pre-funded warrants or common warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants or common warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants and common warrants will be limited.

(1)
The above discussion and table are based on 63,753,836 shares outstanding as of June 15, 2022, and excludes:

•
375,000 shares of common stock underlying unvested restricted stock units under our 2020 Omnibus Equity Incentive Plan;

•
4,361,640 shares of common stock issuable upon the exercise of outstanding vested and unvested stock options under our 2020 Omnibus Equity Incentive Plan at a weighted-average exercise price of $0.77 per share, 15,871 shares of common stock underlying legacy BioPharmX stock options at a weighted-average exercise price of $75.27 per share, and 227,277 shares of common stock issuable upon the exercise of outstanding value appreciation rights (“VARs”);

•
44,280,470 shares of common stock issuable upon the exercise of outstanding warrants, having a weighted-average exercise price of $1.28 per share, including (i) 16,701,824 Series A Warrants with an exercise price of $1.16, (ii) 211,770 BioPharmX legacy warrants with a weighted-average exercise price of $85.77, (iii) 26,953,125 warrants with an exercise price of $0.70 issued in connection with our underwritten offering which closed on November 5, 2021 (the “November Offering”), and (iv) 413,751 Bridge Warrants with an exercise price of $0.31 that are subject to potential anti-dilution adjustment as a result of this offering;

•
116,849 shares of common stock issuable upon the conversion of outstanding Series A preferred stock;

•
183,360 shares of treasury stock; and

•
the shares of common stock issuable upon exercise of the warrants issued in this offering.

RISK FACTORS
Before purchasing any of the securities you should carefully consider the risk factors set forth below and incorporated by reference in this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and any subsequent updates described in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the risks, uncertainties and additional information set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents incorporated by reference in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Additional Information” and “Incorporation of Certain Information By Reference.” Additional risks not presently known or that we presently consider to be immaterial could subsequently materially and adversely affect our financial condition, results of operations, business and prospects.
There is substantial doubt about our ability to continue as a going concern. Even if this offering is successful, we will need additional funding to continue our operations. If we are unable to raise capital when needed, we could be forced to delay, reduce, or eliminate our preclinical studies and clinical trials, engage in one or more potential transactions, or cease our operations entirely.
We have incurred substantial operating losses since our inception. As reflected in our consolidated financial statements, we had an accumulated deficit of approximately $32.0 million at March 31, 2022, a net loss of approximately $3.1 million for the quarter ended March 31, 2022, and approximately $2.9 million of net cash used in operating activities for the quarter ended March 31, 2022. Our independent registered public accounting firm has issued a going concern opinion on our consolidated financial statements as of December 31, 2021, expressing substantial doubt that we can continue as an ongoing business due to insufficient capital for us to fund our operations. As of June 30, 2022, the Company’s current existing cash and cash equivalents was approximately $8.3 million. We have never generated any product revenue, and we cannot estimate with precision the extent of our future losses. We do not currently have any products that are available for commercial sale and we may never generate product revenue or achieve profitability. Based on our evaluations and current plans, which are subject to change, we believe that the Company’s current existing cash and cash equivalents as of June 30, 2022, are sufficient only to satisfy our operating needs into the fourth quarter of 2022.
Even if this offering is successful, we will need to secure additional resources to support our continued operations, including resources needed to complete our preclinical studies and clinical trials of our product candidates, and to manufacture and market any product candidates in the event they are approved for commercial sale, plus resources for engaging in potential business development activities. If we are unable to raise additional capital, we may seek to engage in one or more potential transactions, such as the sale of our company, a strategic partnership with one or more parties or the licensing, sale or divestiture of some of our assets or proprietary technologies, or we may be forced to cease our operation entirely. There can be no assurance that we will be able to enter into such a transaction or transactions on a timely basis or on terms that are favorable to us. If we are unable to raise capital when needed or on attractive terms, or should we engage in one or more potential strategic transactions, we could be forced to delay, reduce, or eliminate our preclinical studies and clinical trials or any future commercialization efforts. If we determine to change our business strategy or to seek to engage in a strategic transaction, our future business, prospects, financial position and operating results could be significantly different than those in historical periods or projected by our management. Because of the significant uncertainty regarding these events, we are not able to accurately predict the impact of any potential changes in our existing business strategy.
We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds”. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline and delay the development of our product candidates. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

You will experience immediate and substantial dilution in the net tangible book value of the shares you purchase in this offering and may experience additional dilution in the future.
The combined public offering price per share of common stock and related warrant, and the combined public offering price of each pre-funded warrant and related warrant, will be substantially higher than the as adjusted net tangible book value per share of our common stock after giving effect to this offering. Assuming the sale of      shares of our common stock and warrants to purchase up to      shares of common stock at an assumed combined public offering price of $      per share and related warrant, the closing sale price per share of our common stock on the NYSE American on      , 2022, assuming no sale of any pre-funded warrants in this offering, no exercise of the warrants being offered in this offering and after deducting the placement agent fees and commissions and estimated offering expenses payable by us, you will incur immediate dilution of approximately $      per share. As a result of the dilution to investors purchasing securities in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of the liquidation of our company. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you participate in this offering. To the extent shares are issued under outstanding options and warrants at exercise prices lower than the public offering price of our common stock in this offering, you will incur further dilution.
There is no public market for the common warrants or pre-funded warrants being offered by us in this offering.
There is no established public trading market for the common warrants or the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the common warrants or pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the common warrants and pre-funded warrants will be limited.
The common warrants and pre-funded warrants are speculative in nature.
The common warrants and pre-funded warrants offered hereby do not confer any rights of share of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the common warrants may acquire the shares of common stock issuable upon exercise of such warrants at an exercise price of $       per share of common stock, and holders of the pre-funded warrants may acquire the shares of common stock issuable upon exercise of such warrants at an exercise price of $0.0001 per share of common stock. Moreover, following this offering, the market value of the common warrants and pre-funded warrants is uncertain and there can be no assurance that the market value of the common warrants or pre-funded warrants will equal or exceed their respective public offering prices. There can be no assurance that the market price of the shares of common stock will ever equal or exceed the exercise price of the common warrants or pre-funded warrants, and consequently, whether it will ever be profitable for holders of common warrants to exercise the common warrants or for holders of the pre-funded warrants to exercise the pre-funded warrants.
Holders of the warrants offered hereby will have no rights as common stockholders with respect to the shares our common stock underlying the warrants until such holders exercise their warrants and acquire our common stock, except as otherwise provided in the warrants.
Until holders of the common warrants and the pre-funded warrants acquire shares of our common stock upon exercise thereof, such holders will have no rights with respect to the shares of our common stock underlying such warrants, except to the extent that holders of such warrants will have certain rights to participate in distributions or dividends paid on our common stock as set forth in the warrants. Upon exercise of the common warrants and the pre-funded warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.
This is a best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.
The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

USE OF PROCEEDS
We estimate that the net proceeds from the offering will be approximately $      million, assuming a combined public offering price per share of common stock and accompanying common warrant of $     , the closing price per share of our common stock on the NYSE American on           , 2022, after deducting the placement agent fees and estimated offering expenses payable by us, assuming no sale of any fixed combinations of pre-funded warrants and warrants offered hereunder. If the common warrants are exercised in full for cash, the estimated net proceeds will increase to $        . However, because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.
We intend to use the net proceeds from the offering for general corporate purposes, which includes, without limitation, ongoing research and pre-clinical studies, clinical trials, the development of new biological and pharmaceutical technologies, investing in or acquiring companies that are synergistic with or complementary to our technologies, licensing activities related to our current and future product candidates (including a payment of $4.0 million due to Patagonia Pharmaceuticals LLC on the initiation of a Phase 3 pivotal trial for TMB-001, as agreed with the FDA and defined as the first patient enrolled in such trial for the product), the development of emerging technologies, investing in or acquiring companies that are developing emerging technologies, licensing activities, or the acquisition of other businesses and working capital. The amounts and timing of these expenditures will depend on numerous factors, including the development of our current business initiatives. We have no specific acquisition contemplated at this time. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds from this offering. The amounts and timing of our actual expenditures will depend on numerous factors, including factors described under “Risk Factors” in this prospectus and the documents incorporated by reference herein and therein.

CAPITALIZATION
The following table sets forth our cash and cash equivalents, as well as our capitalization, as of March 31, 2022, as follows:
•
on an actual basis; and

•
on a pro forma as adjusted basis to give further effect to the sale by us of      shares of common stock and common warrants to purchase      shares of common stock in this offering at an assumed combined public offering price of $      per share of common stock and common warrant, which is equal to the last reported sale price of our common stock on the NYSE American on      , 2022, after deducting the placement agent fees and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants, no exercise of the common warrants being offered in this offering, and after deducting the placement agent fees and estimated offering expenses payable by us.

You should consider this table in conjunction with “Use of Proceeds” above as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes to those financial statements for the year ended December 31, 2021, and the quarter ended March 31, 2022 incorporated by reference into this prospectus.
	As of March 31, 2022
	Actual	Pro Forma As Adjusted(1)
	(Unaudited)
Cash and cash equivalents	$13,860,273	$
Stockholders’ equity:
Common stock, par value $0.001; 450,000,000 shares authorized; 63,678,836 shares issued and outstanding as of March 31, 2022.	64,216
Additional paid-in capital	42,450,622
Accumulated deficit	(31,957,936)
Total stockholders’ equity	10,556,902
Total capitalization	$10,556,902	$

(1)
A $0.10 increase or decrease in the assumed combined public offering price of $      per share of common stock and common warrant, which is equal to the last reported sale price of our common stock on the NYSE American on        , 2022, would increase or decrease, as appropriate, our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $      million, assuming the number of shares of       common stock and common warrants offered by us as set forth on the cover page of this prospectus       remains the same, after deducting the placement agent fees and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants in this offering and no exercise of the common warrants being issued in this offering. Similarly, a           share increase or decrease in the number of shares of common stock and common warrants offered by us would, based on the assumed combined public offering price of $      per share of common stock and common warrant, increase or decrease our pro forma as adjusted cash and cash equivalents, additional paid in capital, total stockholders’ equity and total capitalization by approximately $      million, after deducting the placement agent fees and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants in this offering and no exercise of the warrants being issued in this offering.

The information above is based on 63,678,836 shares of our common stock outstanding as of March 31, 2022, and excludes:
•
2,657,640 shares of common stock issuable upon the exercise of outstanding vested and unvested stock options under our 2020 Omnibus Equity Incentive Plan at a weighted-average exercise price of $1.06 per share, 15,781 shares of common stock underlying legacy BioPharmX stock options at a weighted-average exercise price of $75.27 per share, and 227,277 shares of common stock issuable upon the exercise of outstanding VARs;
•
44,280,470 shares of common stock issuable upon the exercise of outstanding warrants, having a weighted-average exercise price of $1.28 per share, including (i) 16,701,824 Series A Warrants with an exercise price of $1.16, (ii) 211,770 BioPharmX legacy warrants with a weighted-average exercise price of $85.77, (iii) 26,953,125 warrants with an exercise price of $0.70 issued in connection with the November Offering, and (iv) 413,751 Bridge Warrants with an exercise price of $0.31 that are subject to potential anti-dilution adjustment as a result of this offering;

•
116,849 shares of common stock issuable upon the conversion of outstanding Series A preferred stock;

•
183,360 shares of treasury stock; and

•
the shares of common stock issuable upon exercise of the warrants issued in this offering.

DILUTION
If you invest in our securities in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price paid by the purchasers of the shares of common stock and warrants sold in this offering and the as-adjusted net tangible book value per shares of common stock after this offering.
The net tangible book value of our common stock as of March 31, 2022, was approximately $10,582,753, or approximately $0.17 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the total number of our shares of common stock outstanding as of March 31, 2022.
After giving effect to the sale by us in this offering of      shares of common stock,      pre-funded warrants and warrants at a price per share and related warrant of $      , and assuming the exercise in full of pre-funded warrants issued in this offering, our as adjusted net tangible book value as of March 31, 2022 would have been approximately $      million, or approximately $      per share of common stock. This represents an immediate increase in net tangible book value of approximately $      per share of common stock to our existing security holders and an immediate dilution in as adjusted net tangible book value of approximately $      per share of common stock to purchasers of common stock in this offering, as illustrated by the following table:
Assumed combined public offering price per share and accompanying common warrant		$
Historical net tangible book value per share as of March 31, 2022	$0.17
Increase in net tangible book value per share attributable to this offering
As adjusted net tangible book value per share after giving effect to this offering
Dilution per share to new investors in this offering		$
Each $0.10 increase or decrease in the assumed combined public offering price of $      per share and accompanying common warrant, which was the last reported sale price of our common stock on the NYSE American on      , 2022, would increase or decrease the as adjusted net tangible book value per share by $      per share and the dilution per share to investors participating in this offering by $      per share, assuming that the number of shares and accompanying common warrants offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the placement agent fees and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the common warrants issued in this offering.
We may also increase or decrease the number of shares we are offering. A      million share increase in the number of shares and accompanying common warrants offered by us, as set forth on the cover page of this prospectus, would increase the as adjusted net tangible book value per share by approximately $      and decrease the dilution per share to new investors participating in this offering by approximately $      , based on an assumed combined public offering price of $      per share and accompanying common warrant, which was the last reported sale price of our common stock on the NYSE American on      , 2022, remaining the same and after deducting estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the common warrants issued in this offering. A $0.10 share decrease in the number of shares and accompanying common warrants offered by us, as set forth on the cover page of this prospectus, would decrease the as adjusted net tangible book value per share after this offering by approximately $      and increase the dilution per share to new investors participating in this offering by approximately $      , based on an assumed combined public offering price of $      per share and accompanying common warrant, which was the last reported sale price of our common stock on the NYSE American on      , 2022, remaining the same and after deducting the placement agent fees and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the common warrants issued in this offering.

The table and discussion above are based on 63,678,836 shares of common stock outstanding as of March 31, 2022, and excludes:
•
2,657,640 shares of common stock issuable upon the exercise of outstanding vested and unvested stock options under our 2020 Omnibus Equity Incentive Plan at a weighted-average exercise price of $1.06 per share, 15,781 shares of common stock underlying legacy BioPharmX stock options at a weighted-average exercise price of $75.27 per share, and 227,277 shares of common stock issuable upon the exercise of outstanding VARs;

•
44,280,470 shares of common stock issuable upon the exercise of outstanding warrants, having a weighted-average exercise price of $1.28 per share, including (i) 16,701,824 Series A Warrants with an exercise price of $1.16, (ii) 211,770 BioPharmX legacy warrants with a weighted-average exercise price of $85.77, (iii) 26,953,125 warrants with an exercise price of $0.70 issued in connection with the November Offering, and (iv) 413,751 Bridge Warrants with an exercise price of $0.31 that are subject to potential anti-dilution adjustment as a result of this offering;

•
116,849 shares of common stock issuable upon the conversion of outstanding Series A preferred stock;

•
183,360 shares of treasury stock; and

•
the shares of common stock issuable upon exercise of the warrants issued in this offering.

The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares and common warrants that we offer in this offering, and other terms of this offering determined at pricing. Except as indicated otherwise, the discussion and table above assumes (i) no sale of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis, and (ii) no exercise of common warrants accompanying the shares of common stock sold in this offering.

DESCRIPTION OF CAPITAL STOCK
General
We are authorized to issue 460,000,000 shares of all classes of capital stock, of which 450,000,000 shares is common stock, $0.001 par value per share, and 10,000,000 shares are undesignated preferred stock, no par value. As of June 15, 2022, the Company had 63,753,836 outstanding shares of common stock and 1,819 outstanding shares of preferred stock.
The additional shares of our authorized stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our Common Stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock. You should refer to our certificate of incorporation, as amended and bylaws, both of which are on file with the SEC as exhibits to previous SEC filings, for additional information. The summary below is qualified by provisions of applicable law.
Common Stock
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for any matter in our certificate of incorporation. Accordingly, pursuant to our certificate of incorporation, holders of a majority of the shares of our common stock will be able to elect all of our directors. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. It is not anticipated that we will pay dividends in the foreseeable future.
Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock. All outstanding shares of common stock are fully paid and nonassessable.
Preferred Stock
We are authorized to issue up to 10,000,000 shares of preferred stock, as to which 2,500 is designated as Series A preferred stock and the remainder of which are undesignated. As of June15, 2022, 1,819 shares of our Series A preferred stock are issued and outstanding, all of which the holder has demanded redemption, and no such shares were subject to outstanding options or other rights to purchase or acquire. Redemption is subject to certain limitations under Delaware law, so that our ability to pay the redemption price to such holder is limited.
Our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion right, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. Although we have no present plans to issue any other shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal. The preferred stock may provide for an adjustment of the conversion price in the event of an issuance or deemed issuance at a price less than the applicable conversion price, subject to certain exceptions.

Anti-takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws
Our certificate of incorporation, as amended, and bylaws, as amended, contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control. These provisions are as follows:
•
they provide that special meetings of stockholders may be called only by a majority of our board of directors or an officer instructed by the directors to call a special meeting, thus prohibiting a stockholder from calling a special meeting;

•
they authorize our board of directors to fill vacant directorships, including newly created seats;

•
they can be amended or repealed by unanimous written consent of our board of directors;

•
they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our board of directors; and

•
they allow us to issue, without stockholder approval, up to 10,000,000 shares of preferred stock that could adversely affect the rights and powers of the holders of our common stock.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:
•
prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, for purposes of Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three (3) years prior to the determination of interested stockholder status, owned fifteen percent (15%) or more of a corporation’s outstanding voting securities.
Potential Effects of Authorized but Unissued Stock
We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.
The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law and subject to any limitations set forth in our Certificate of Incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, NA. The transfer agent address is 520 Pike Street, Suite 1305, WA 98101, (206) 674-3050.

DESCRIPTION OF SECURITIES WE ARE OFFERING
We are offering      shares of our common stock and warrants to purchase up to      shares of common stock. We are also offering      pre-funded warrants to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock following the consummation of this offering in lieu of the shares of common stocks that would result in such excess ownership. Each pre-funded warrant will be exercisable for one share of common stock. No warrant for fractional shares of common stock will be issued, rather warrants will be issued only for whole shares of common stock. We are also registering the shares of common stock issuable from time to time upon exercise of the pre-funded warrants and warrants offered hereby.
Common Stock
The material terms and provisions of our common stock are described under the caption “Description of Capital Stock” in this prospectus.
Warrants
The following is a summary of certain terms and provisions of the warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.
Duration and Exercise Price
Each warrant offered hereby will have an exercise price equal to $     . The warrants will be immediately exercisable and may be exercised until the fifth anniversary of the issuance date. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The warrants will be issued separately from the common stock or pre-funded warrants, respectively, and may be transferred separately immediately thereafter. Warrants will be issued in certificated form only.
Exercisability
The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s warrants to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.
Cashless Exercise
If, at the time a holder exercises its warrants, a registration statement registering the issuance or resale of the shares of common stock underlying the warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the warrant.
Fundamental Transactions
In the event of any fundamental transaction, as described in the warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of a warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the warrants have the right to require us or a successor entity to redeem the warrants for cash in the amount of the Black-Scholes Value (as defined in each warrant) of the unexercised portion of the warrants concurrently with or within 30 days following the consummation of a fundamental transaction.
However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the warrant that is being offered and paid to the holders of our common stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our common stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.
Transferability
Subject to applicable laws, a warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.
Fractional Shares
No fractional shares of common stock will be issued upon the exercise of the warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.
Trading Market
There is no established trading market for the warrants, and we do not expect an active trading market to develop. We do not intend to apply to list the warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the warrants will be extremely limited.
Right as a Stockholder
Except as otherwise provided in the warrants or by virtue of the holder’s ownership of shares of our common stock, such holder of warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder exercises such holder’s warrants.
Waivers and Amendments
No term of the warrants may be amended or waived without the written consent of the majority of the holders of the warrants purchased in this offering.
Pre-funded Warrants
The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price
Each pre-funded warrant offered hereby will have an initial exercise price per share of common stock equal to $0.001. The pre-funded warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of common stock and the exercise price. Subject to the rules and regulations of the applicable trading market, we may at any time during the term of the pre-funded warrant, subject to the prior written consent of the holders, reduce the then current exercise price to any amount and for any period of time deemed appropriate by our board of directors.
Exercisability
The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding shares of common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s pre-funded warrants up to 9.99% of the number of our shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding shares of common stock.
Cashless Exercise
In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.
Fractional Shares
No fractional shares of common stock will be issued upon the exercise of the pre-funded warrants. Rather, at the Company’s election, the number of shares of common stock to be issued will be rounded up to the nearest whole number or the Company will pay a cash adjustment in an amount equal to such fraction multiplied by the exercise price.
Transferability
Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrants to us together with the appropriate instruments of transfer.
Trading Market
There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading market. Without a trading market, the liquidity of the pre-funded warrants will be extremely limited. The shares of common stock issuable upon exercise of the pre-funded warrants are currently traded on the NYSE American.
Right as a Shareholder
Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until they exercise their pre-funded warrants. The pre-funded warrants will provide that holders have the right to participate in distributions or dividends paid on our shares of common stock.
Fundamental Transaction
In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction on a net exercise basis.

PLAN OF DISTRIBUTION
We engaged H.C. Wainwright & Co., LLC (“H.C. Wainwright” or the “placement agent”) to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus on a reasonable best efforts basis. H.C. Wainwright is not purchasing or selling any securities, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use their “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered. There is no minimum amount of proceeds that is a condition to closing of this offering. We will enter into a securities purchase agreement directly with the institutional investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. H.C. Wainwright may engage one or more sub-placement agents or selected dealers to assist with the offering.
Fees and Expenses
The following table shows the per share and accompanying warrant, and per pre-funded and accompanying warrant, and total placement agent fees we will pay in connection with the sale of the securities in this offering.
Per share and common warrant placement agent cash fees	$
Per pre-funded warrant and common warrant placement agent cash fees	$
Total	$
We have agreed to pay the placement agent a total cash fee equal to 6.0% of the gross proceeds of this offering and a management fee equal to 1.0% of the gross proceeds raised in this offering. We will also pay the placement agent a non-accountable expense allowance of $50,000 and will reimburse the placement agent’s legal fees and expenses in an amount up to $100,000. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees and expenses, will be approximately $      million. After deducting the placement agent fees and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $       million.
Right of First Refusal
In addition, we have granted a right of first refusal to the placement agent pursuant to which it has the right to act as the exclusive manager, underwriter or agent, as applicable, if the Company or its subsidiaries raise capital through a public or private offering of equity or equity-linked securities at any time prior to the six month anniversary of the closing date of this offering.
Tail
We have also agreed to pay the placement agent a tail fee equal to the cash compensation in this offering, if any investor, who was brought over-the-wall or introduced to us by the placement agent during the term of its engagement, provides us with capital in any public or private offering or other financing or capital raising transaction during the six month period following expiration or termination of our engagement of the placement agent.
Other Relationships
The placement agent acted as the placement agent in connection with our previous offering consummated in November 2021, for which it has received customary fees and expenses. The placement agent may, from time to time, engage in transactions with or perform services for us in the ordinary course of its business and may continue to receive compensation from us for such services.
Determination of Offering Price
The combined public offering price per share and common warrant and the combined public offering price per pre-funded warrant and common warrant we are offering and the exercise prices and other terms of the warrants were negotiated between us and the investors, in consultation with the placement agent based on the trading of our common stock prior to this offering, among other things. Other factors considered in determining the public offering prices of the securities we are offering and the exercise prices and other terms of the warrants include the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.
Lock-up Agreements
We and each of our officers and directors have agreed with the placement agent to be subject to a lock-up period of 90 days following the date of this prospectus. This means that, during the applicable lock-up period, we may not offer for sale, contract to sell, or sell any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock subject to certain customary exception such as issuing stock options to directors, officers, employees and consultants under our existing plans. The placement agent may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements. In addition, we have agreed to not issue any shares of common stock or securities exercisable or convertible into shares of common stock for a period of ninety (90) days following the closing date of this offering, subject to certain exceptions, and to not issue any securities that are subject to a price reset based on trading prices of our common stock or upon a specified or contingent event in the future, or enter into an agreement to issue securities at a future determined price, until March 18, 2023.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company.
NYSE American Listing
Our common stock is currently listed on the NYSE American under the symbol “TMBR.” On            , 2022, the reported closing price per share of our common stock was $       .
Indemnification
We have agreed to indemnify the placement agent against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the placement agent may be required to make for these liabilities.
Regulation M
The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus.
We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act made after the date of the initial registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement and subsequent to the date of this prospectus until the termination of the offering of the securities described in this prospectus (other than information in such filings that was “furnished,” under applicable SEC rules, rather than “filed”). We incorporate by reference the following documents or information that we have filed with the SEC:
•
our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022;

•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 12 2022;

•
our Current Reports on Form 8-K filed with the SEC on June 23, 2022, June 7, 2022, May 31, 2022, April 28, 2022, April 25, 2022, April 11, 2022, March 25, 2022, February 3, 2022 and January 18, 2022 (other than any portions thereof deemed furnished and not filed);

•
our definitive proxy statement on Schedule 14A filed with the SEC on April 22, 2022; and

•
the description of our common stock contained in the our Registration Statement on Form 8-A filed with the SEC on June 1, 2015 under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description, including the Description of Securities filed as Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 23, 2021.

Any statement contained in this prospectus or contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed supplement to this prospectus, or document deemed to be incorporated by reference into this prospectus, modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You may request a copy of these filings at no cost, by writing or telephoning us at the following address:
Timber Pharmaceuticals, Inc.
Attn: John Koconis CEO and Chairman
110 Allen Road, Suite 401
Basking Ridge, New Jersey 07920
Telephone: 908-636-7160
You may also access these filings on our website at www.timberpharma.com. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide different or additional information on our behalf. An offer of these securities is not being made in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of those respective documents.

WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus, or any document incorporated by reference in this prospectus, is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any sale of our securities.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from commercial document retrieval services and over the Internet at the SEC’s website at http://www.sec.gov.
We maintain a website at www.timberpharma.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not part of, this prospectus.
LEGAL MATTERS
The validity of the common stock and certain other legal matters will be passed upon for us by Lowenstein Sandler LLP, Roseland, New Jersey. Ellenoff Grossman and Schole, LLP, New York, New York, has acted as counsel to the placement agent in connection with this offering.
EXPERTS
The consolidated financial statements of Timber Pharmaceuticals, Inc. as of December 31, 2021 and 2020, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2021 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Up to        Shares of Common Stock
Pre-Funded Warrants to Purchase up to       Shares of Common Stock
Common Warrants to Purchase up to       Shares of Common Stock
Shares of Common Stock underlying the Pre-Funded Warrants and Common Warrants
PRELIMINARY PROSPECTUS
H.C. Wainwright & Co.
The date of this prospectus is       , 2022.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses, other than placement agent fees and commissions, payable by us in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except for the SEC registration fee and the FINRA filing fee:
Amount to be paid
SEC registration fee	$1,622.25
FINRA filing fee	3,125.00
Legal fees and expenses	$325,000.00
Accounting fees and expenses	$107,000.00
Miscellaneous	$3,252.75
Total expenses	$440,000.00
Item 14.   Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.
Our certificate of incorporation, as amended, limits the liability of our directors to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with certain of our directors and officers whereby we have agreed to indemnify those directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Company, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interests of the Company.
We have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act. Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers who, by reason of the fact that he or she is one of our officers or directors of our company, is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, related to their board role with the company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Item 15.   Recent Sales of Unregistered Securities.
On May 18, 2020, we completed a private placement transaction with Timber Pharmaceuticals, LLC (“Timber Sub”) and certain investors (the “Investors”) pursuant to the Securities Purchase Agreement, dated January 28, 2020, by and among us, Timber Sub and certain investors (the “Securities Purchase Agreement”) for an aggregate purchase price of approximately $25.0 million (comprised of (i) approximately $5 million credit with respect to the senior secured notes issued in connection with the bridge loan that certain of the Investors made to Timber Sub at the time of execution of the Agreement and Plan of Merger, by and between us, Timber Sub, and BITI Merger, Inc., and (ii) approximately $20 million in cash from the Investors).
Pursuant to the Securities Purchase Agreement, (i) Timber Sub issued and sold to the Investors common units of Timber Sub which converted pursuant to the exchange ratio in the merger into an aggregate of approximately 4,137,509 shares (the “Converted Shares”) of Common Stock; and (ii) the Company agreed to issue to each Investor, on the tenth trading day following the consummation of the Merger, (A) Series A Warrants representing the right to acquire shares of common stock (“Series A Warrants”) equal to 75% of the sum of (a) the number of Converted Shares issued to the Investor, without giving effect to any limitation on delivery contained in the Securities Purchase Agreement, and (b) the number of shares of common stock underlying the Series B Warrants issued to the Investor (the “Series B Warrants”) and (B) the Series B Warrants. On June 2, 2020, pursuant to the terms of the Securities Purchase Agreement, we issued 8,384,764 Series A Warrants to purchase shares of common stock (“Series A Warrants”) and 7,042,175 Series B Warrants to purchase shares of common stock (“Series B Warrants”).
In addition, pursuant to the terms of the Securities Purchase Agreement, we issued to such purchasers, on May 22, 2020, warrants to purchase 413,751 shares of common stock (the “Bridge Warrants” and, together with the Series A Warrants and the Series B Warrants, the “Warrants”) which originally had an exercise price of $2.2362 per share. As a result of our underwritten offering which closed on November 5, 2021, the exercise price of the Bridge Warrants was adjusted to $0.31 per share.
We issued the Warrants to the Investors in reliance on the exemption from registration provided for under Section 4(a)(2) of the Securities Act. We relied on this exemption from registration for private placements based in part on the representations made by the Investors, including the representations with respect to each Investor’s status as an “accredited investor,” as such term is defined in Rule 501(a) of the Securities Act, and the Investors’ investment intent.
On November 19, 2020, we entered into a warrant waiver agreement with each of the Warrant holders which modified the terms of the original agreement and eliminated further resets. The aggregate number of Series A Warrants issued was fixed at 20,178,214 and the warrant exercise price was fixed at $1.16. The aggregate number of Series B Warrants was fixed at 22,766,777. The exercise price of the Series B Warrants remained unchanged.
In addition, certain restrictions contained in the warrants and Securities Purchase Agreement were modified including restrictions on our ability to issue additional equity securities in connection with a financing and our ability to complete a fundamental transaction. Subject to certain restrictions detailed in the warrant waiver agreement, we are now able to complete an equity financing or a fundamental transaction at any time after April 30, 2021. However, we remain restricted with respect to conducting variable rate transactions until May 18, 2023.

Further, in connection with the warrant waiver agreement we agreed to immediately register 11,383,389 shares of common stock issuable upon exercise of the Series B Warrants. The Series B Warrant holders had additional demand registration rights as described in the warrant waiver agreement. As of March 4, 2021, the Series B Warrants were exercised in full. As of June 15, 2022, 16,701,824 shares of common stock remain issuable upon exercise of the Series A Warrants and 413,751 shares of common stock remain issuable upon exercise of the Bridge Warrants.
Item 16.   Exhibits.
The list of exhibits following the signature page of this registration statement is incorporated by reference herein.
Item 17.   Undertakings.
(1)
The undersigned registrant hereby undertakes:

(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
The undersigned registrant hereby undertakes that:

(a)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(b)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Basking Ridge, State of New Jersey, on July 1, 2022.
TIMBER PHARMCEUTICALS, INC.
By:
/s/ John Koconis

John Koconis
Chief Executive Officer
(Principal Executive Officer)
By:
/s/ Joseph Lucchese

Joseph Lucchese
Chief Financial Officer
(Principal Financial and Accounting Officer)
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Koconis and Joseph Lucchese, and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any amendments to this registration statement, and to sign any registration statement for the same offering covered by this registration statement, including post-effective amendments or registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming that each of said such attorneys-in-fact and agents or his substitute or substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on July 1, 2022 in the capacities indicated.
Signature	Title
/s/ John Koconis John Koconis	Chief Executive Officer and Chairman (Principal Executive Officer)
/s/ Joseph Lucchese Joseph Lucchese	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ Edward J. Sitar Edward J. Sitar	Director
/s/ Gianluca Pirozzi Gianluca Pirozzi	Director
/s/ David Cohen David Cohen	Director
/s/ Lubor Gaal Lubor Gaal	Director

EXHIBIT INDEX
Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization, dated January 28, 2020 among Timber Pharmaceuticals, Inc. (f/k/a BioPharmX Corporation), BITI Merger Sub, Inc., and Timber Pharmaceuticals LLC (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K (File No. 001-37411), filed with the SEC on January 29, 2020).**
2.2	Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated March 24, 2020, among Timber Pharmaceuticals, Inc. (f/k/a BioPharmX Corporation), BITI Merger Sub, Inc. and Timber Pharmaceuticals LLC (incorporated by reference to Exhibit 2.3 to the Company’s Amendment No. 1 to the Registration Statement on Form S-4/A filed with the SEC on March 30, 2020).
2.3	Amendment No. 2 to Agreement and Plan of Merger and Reorganization, dated April 27, 2020, among Timber Pharmaceuticals, Inc. (f/k/a BioPharmX Corporation), BITI Merger Sub, Inc. and Timber Pharmaceuticals LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 27, 2020).
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 4.01 to our Registration Statement on Form S-8 (File No. 333-201708), filed with the SEC on January 26, 2015).
3.2	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.5 to our Annual Report on Form 10-K (File No. 001-37411), filed with the SEC on April 21, 2017).
3.3	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K (File No. 001-37411), filed with the SEC on April 26, 2019).
3.4	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to the Exhibit 3.1 to our Current Report on Form 8-K (File No. 001-37411), filed with the SEC on May 22, 2020).
3.5	Certificate of Amendment to Certificate of Incorporation, (incorporated by reference to the Exhibit 3.2 to our Current Report on Form 8-K (File No. 001-37411), filed with the SEC on May 22, 2020).
3.6	Amended and Restated Bylaws of Timber Pharmaceuticals, Inc., as amended (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q (File No. 001-37411) filed with the SEC on May 12, 2022).
3.7	Certificate of Elimination of Certificate of Designations, Preferences and Rights of Series A Preferred Stock (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K (File No. 001-37411), filed with the SEC on March 18, 2016).
3.8	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 to our Registration Statement on Form S-1/A (File No. 333-214116), filed with the SEC on November 18, 2016).
3.9	Certificate of Elimination of Certificate of Designation of Preferences and Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K (File No. 001-37411), filed with the SEC on March 9, 2018).
3.10	Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.8 to our Registration Statement on Form S-4/A (File No. 333- 236526), filed with the SEC on March 30, 2020).
4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.7 to our Registration Statement on Form S-8 (File No. 333-239216), filed with the SEC on June 16, 2020).

Exhibit No.	Description
4.2	Amended and Restated Registration Rights Agreement, dated July 17, 2020, by and between Timber Pharmaceuticals, Inc. (f/k/a BioPharmX Corporation) and the investors named therein (incorporated by reference to Exhibit 4.1 to our Quarterly Report on Form 10-Q (File No. 001-37411), filed with the SEC on August 18, 2020).
4.3	Form of Series A Warrants to Purchase Common Stock (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K (File No. 001-37411), filed with the SEC on June 3, 2020).
4.4	Form of Bridge Warrants to Purchase Common Stock (incorporated by reference to Exhibit 4.20 to our Registration Statement on Form S-4/A (File No. 333-236526), filed with the SEC on March 30, 2020).
4.5	Description of Capital Stock (incorporated by reference to Exhibit 4.6 to our Annual Report on Form 10-K (File No. 001-37411), filed with the SEC on March 31, 2022).
4.6	Form of Warrant (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K (File No. 001-37411), filed with the SEC on November 4, 2021.
4.7	Form of Pre-Funded Warrant.^
4.8	Form of Common Warrant.^
5.1	Opinion of Lowenstein Sandler LLP.^
10.1	Lease Agreement entered into on October 30, 2018 between Timber Pharmaceuticals, Inc. (f/k/a BioPharmX, Inc.) and The Irvine Company LLC (incorporated by reference to Exhibit 10.1 to our Current Report (File No. 000-37411), filed with the SEC on October 31, 2018).#
10.2	Form of 2014 Equity Incentive Plan award agreement (incorporated by reference to Exhibit 4.05 to our Registration Statement on Form S-8 (File No. 333-201708), filed with the SEC on January 27,2014).#
10.3	2016 Equity Incentive Plan (as amended) (incorporated by reference to Exhibit 99.1 to our Registration Statement on Form S-8 (File No. 333-227262), filed with the SEC on September 10, 2018).#
10.4	Form of Stock Option Agreement (incorporated by reference to Exhibit 4.05 to our Registration Statement on Form S-8 (File No. 333-213627), filed with the SEC on September 14, 2016).#
10.5	Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 4.06 to our Registration Statement on Form S-8 (File No. 333-213627), filed with the SEC on September 14, 2016).#
10.6	Form of Stock Bonus Award Agreement (incorporated by reference to Exhibit 4.07 to our Registration Statement on Form S-8 (File No. 333-213627), filed with the SEC on September 14, 2016).#
10.7	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 4.08 to our Registration Statement on Form S-8 (File No. 333-213627), filed with the SEC on September 14, 2016)#.
10.8	Form of Stock Appreciation Right Award Agreement (incorporated by reference to Exhibit 4.09 to our Registration Statement on Form S-8 (File No. 333-213627), filed with the SEC on September 14, 2016).#
10.9	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.16 to our Registration Statement on Form S-1 (File No. 333-203317), filed with the SEC on May 14, 2015).
10.10	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K (File No. 001-37411), filed with the SEC on September 27, 2016).

Exhibit No.	Description
10.11	Bridge Loan Credit Agreement, dated January 28, 2020, between Timber Pharmaceuticals, Inc. (f/k/a BioPharmX Corporation) and Timber Pharmaceuticals LLC (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K (File No. 001-37411), filed with the SEC on January 29, 2020).
10.12	Note, dated January 28, 2020, made by Timber Pharmaceuticals, Inc. (f/k/a BioPharmX Corporation) in favor of Timber Pharmaceuticals LLC (incorporated by reference to our Current Report on Form 8-K (File No. 001-37411), filed with the SEC on January 29, 2020).
10.13	Form of Exchange Agreement, dated January 28, 2020, between Timber Pharmaceuticals, Inc. (f/k/a BioPharmX Corporation) and certain investors (incorporated by reference to our Current Report on Form 8-K (File No. 001-37411), filed with the SEC on January 29, 2020).
10.14	Sublease Agreement, dated as of February 14, 2020, by and between Timber Pharmaceuticals, Inc. (f/k/a BioPharmX Corporation) and Full Cycle Bioplastics, Inc. (incorporated by reference to our Current Report on Form 8-K (File No. 001-37411), filed on February 18, 2020).
10.15	Securities Purchase Agreement, dated March 27, 2020, by and among Timber, BioPharmX, and certain investors party thereto (incorporated by reference to Exhibit 10.33 of our Registration Statement on Form S-4/A (File No. 333-236526), filed with the SEC on March 30, 2020.
10.16	Offer Letter, dated June 20, 2019, by and between John Koconis and Timber Pharmaceuticals LLC (incorporated by reference to Exhibit 10.28 of our Registration Statement on Form S-4 (File No. 333-256526), filed with the SEC on February 20, 2020).#
10.17	Offer Letter, dated March 31, 2020, by and between Joseph Lucchese and Timber Pharmaceuticals LLC (incorporated by reference to Exhibit 10.5 of our Current Report on Form 8-K (File No. 001-37411), filed with the SEC on May 22, 2020).#
10.18	Asset Acquisition Agreement, dated February 28, 2019, by and among Timber Pharmaceuticals LLC, Patagonia Pharmaceuticals LLC, Johnathan Rome and Zachary Rome (incorporated by reference to Exhibit 10.27 of our Registration Statement on Form S-4 (File No. 333-236526), filed with the SEC on February 20, 2020).
10.19	Asset Acquisition Agreement, dated June 26, 2019, by and among Timber Pharmaceuticals LLC, Patagonia Pharmaceuticals LLC, Jonathan Rome and Zachary Rome (incorporated by reference to Exhibit 10.29 of our Registration Statement on Form S-4 (File No. 333-236526), filed with the SEC on February 20, 2020).**
10.20	License Agreement, dated July 5, 2019, by and between AFT Pharmaceuticals Limited and Timber Pharmaceuticals LLC (incorporated by reference to Exhibit 10.30 of our Registration Statement on Form S-4 (File No. 333-236526), filed with the SEC on February 20, 2020).***
10.21	Timber Pharmaceuticals, Inc. 2020 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.25 to our Annual Report on Form 10-K (File No. 001-37411), filed with the SEC on March 31, 2022).
10.22	Amendment to the Timber Pharmaceuticals, Inc. 2020 Omnibus Equity Incentive Plan, dated April 20, 2021 (incorporated by reference to Exhibit 4.9 to our Registration on Form S-8 (File No. 333-259830) filed with the SEC on September 27, 2021).#
10.23	Form of Incentive Stock Option Grant Agreement (incorporated by reference to Exhibit 10.26 to our Annual Report on Form 10-K (File No. 001-37411), filed with the SEC on March 23, 2021).#
10.24	Form of Nonqualified Stock Option Grant Agreement (incorporated by reference to Exhibit 10.27 to our Annual Report on Form 10-K (File No. 001-37411), filed with the SEC on March 23, 2021).#
10.25	Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.28 to our Annual Report on Form 10-K (File No. 001-37411), filed with the SEC on March 23, 2021).#

Exhibit No.	Description
10.26	Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.29 to our Annual Report on Form 10-K (File No. 001-37411), filed with the SEC on March 23, 2021).#
10.27	Form of Amendment No. 1 to Securities Purchase Agreement, dated April 27, 2020, by and among Timber, BioPharmX and certain investors parties thereto (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on April 27, 2020).
10.28	Offer Letter, dated January 19, 2021, between Alan Mendelsohn, M.D. and Timber Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on January 25, 2021).
10.29	Form of Waiver Agreement (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K (File No. 001-37411), filed with the SEC on November 20, 2020).
10.30	Lease Agreement, dated March 10, 2021, by and between Timber Pharmaceuticals, Inc. and SIG 110 LLC (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K (File No. 001-37411), filed with the SEC on March 16, 2021).
10.31	Form of Securities Purchase Agreement.^
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to our Annual Report on Form 10-K (File No. 001-37411), filed with the SEC on March 31, 2022).
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.*
23.2	Consent of Lowenstein Sandler LLP (included as part of Exhibit 5.1).^
24.1	Power of Attorney (included in the signature page to this registration statement).*
107	Filing Fee Table.*

^
To be filed by amendment.

*
Filed herewith.

**
All schedules and exhibits to the agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

***
Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

#
The schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.